As filed with the Securities and Exchange Commission on October 31, 2013

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WALTER INVESTMENT MANAGEMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	13-3950486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

(813) 421-7600

(Address, of Registrant’s Principal Executive Offices)

WALTER INVESTMENT MANAGEMENT CORP.

2011 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

STUART D. BOYD, Esq.

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

(813) 421-7600

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

COPIES TO:

Richard A. Denmon, Esq.

Carlton, Fields, P.A.

4221 West Boy Scout Boulevard

Tampa, Fl 33607

(813) 223-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of registration fee
Common Stock $0.01 par value	5,815,000 shares	$ (3)	$241,925,526(3)	$31,160(3)

(1)	This Registration Statement registers 3,550,000 additional shares available for awards under the 2011 Omnibus Incentive Plan (which amended and restated the Registrant’s 2009 Long-Term Incentive Award Plan) (the “2011 Omnibus Plan”) upon approval of the plan in 2011 and 2,265,000 additional shares reserved for issuance pursuant to 2013 amendments to the 2011 Omnibus Plan. As of the date of this Registration Statement, awards to purchase or acquire shares of Common Stock being registered pursuant to this Registration Statement are currently outstanding (“Outstanding Awards”), but no shares have yet been issued pursuant to such awards.
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that may become issuable pursuant to the anti-dilution provisions of the 2011 Omnibus Plan. No additional registration fee is included for these shares.
(3)	Estimated solely for purpose of calculating the registration fee in accordance with the Rules 457(c) and 457(h)(1) promulgated under the Securities Act on the basis of the following: (a) with respect to the Outstanding Awards that are restricted stock units (“RSUs”), on the per share average of the high ($48.54) and low ($44.22) prices of the Registrant’s common stock on the date of grant (November 1, 2011) as reported on the applicable stock exchange when issued (resulting in an aggregate market price of $28,570,080), (b) with respect to the Outstanding Awards that are stock options, on the weighted average per share exercise price of such options equal to $25.17 (resulting in a $60,145,452 aggregate exercise price), and (c) with respect to the 4,017,569 additional shares registered hereby, $153,209,994 on the basis of the average of the high and low prices of the Registrant’s common stock ($38.135 per share) as reported on the NYSE Stock Exchange on October 30, 2013.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Walter Investment Management Corp., a Maryland corporation (the “Company” or “WIMC”), to register 5,815,000 shares of its common stock, $0.01 par value per share (“Common Stock”), for issuance pursuant to the Walter Investment Management Corp. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”), which amended and restated the Company’s 2009 Long-Term Incentive Award Plan (the “2009 Plan”). The shares authorized for issuance under the 2011 Omnibus Plan consists of (a) 1,436,395 shares of Common Stock which were remaining in the 2009 Plan when the 2009 Plan was combined with the 2011 Omnibus Plan in May 2011, plus (b) 3,550,000 shares of Common Stock reserved for issuance upon adoption of the 2011 Omnibus Plan, plus (c) 2,265,000 additional shares of Common Stock reserved for issuance pursuant to an amendment of the 2011 Omnibus Plan approved in May 2013. As a result, a total of 7,251,395 shares of Common Stock have been made available for issuance under the 2011 Omnibus Plan as amended in 2013.

The 2011 Omnibus Plan, which was originally approved by the Company’s shareholders at its annual meeting held on May 10, 2011 and was amended by the Company’s shareholders at its annual meeting held on May 3, 2013, is described as amended in the Company’s definitive Proxy Statement for its 2013 Annual Meeting of Stockholders.

The shares of Common Stock issuable under the 2009 Plan had been previously registered on the Company’s registration statement on Form S-8 (the “Prior Registration Statement”) filed on July 22, 2009 (File No. 333-160743). The 1,436,395 shares of Common Stock from the 2009 Plan that were included in the 2011 Omnibus Plan were the shares that remained from the 3,000,000 shares originally registered under the Prior Registration Statement. As a result, only the 5,815,000 additional shares of Common Stock that have been reserved for issuance under the 2011 Omnibus Plan (the “Additional Shares”) that have not been previously registered under the Prior Registration Statement are being registered pursuant to his Registration Statement.

As of the date of this Registration Statement, of the 7,251,395 shares of Common Stock that have been made available for issuance under the 2011 Omnibus Plan, as amended: (a) 228,257 shares of Common Stock have been issued pursuant to awards issued thereunder (“Issued Shares”), (b) 3,005,569 shares of Common Stock are subject to outstanding, but unexercised, awards, and (c) 4,017,569 shares of Common Stock are available for future awards. All of the Issued Shares consists of shares of Common Stock previously registered under the Prior Registration Statement. None of the Additional Shares have yet been issued under the 2011 Omnibus Plan.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”) regarding the Registration of Additional Securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement to the extent not modified or superseded hereby or by a subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with the instructional note to Part I of Form S-8 and the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information required by Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement as of their respective dates:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 001-13417);

2.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 and June 30, 2013 (File No. 001-13417);

3.	The Company’s Current Reports on Form 8-K or Form 8-K/A filed on January 7, 2013, January 10, 2013, January 17, 2013, January 24, 2013, February 6, 2013, February 7, 2013, March 5, 2013, March 15, 2013, March 28, 2013, April 2, 2013, April 9, 2013, May 6, 2013, May 8, 2013, June 6, 2013, June 6, 2013, June 11, 2013, July 3, 2013, July 23, 2013, July 30, 2013, August 6, 2003, August 8, 2013, August 20, 2013, September 11, 2013, September 24, 2013, September 24, 2013, September 24, 2013, October 3, 2013, and October 10, 2013 (other than information furnished pursuant to Item 2.02 or 7.01 and any related exhibit of any Form 8-K, unless expressly stated otherwise therein)(File No. 001-13417); and

4.	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed on January 17, 2013 (File No. 001-13417) pursuant to Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.02, and any related exhibits of any Current Report on Form 8-K or Form 8-K/A, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to the Company and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that the personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her on his or her behalf to repay the amount paid r reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s charter and bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Company’s charter and bylaws also permits it to indemnify and advance expenses to any individual who served its predecessor in any of the capacities described above and any employee or agent of Company or its predecessor.

The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

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Reference is made to the Company’s Articles of Amendment and Restatement and its Bylaws which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Registration Statement on Form S-8 and are incorporated herein by reference.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibits

4.1	Articles of Amendment and Restatement of Charter of the Company, effective April 17, 2009 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on April 23, 2009)

4.2	Amended and Restated Bylaws of the Company, effective April 17, 2009 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2009).

4.3	2011 Omnibus Incentive Plan, as amended (incorporated herein by reference to Appendix A to the Registrant’s 2013 Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2013).

5.1	Opinion of Venable LLP, regarding the legality of the securities being registered *

23.1	Consent of Ernst & Young LLP, regarding the financial statements of Walter Investment Management Corp.*

23.2	Consent of Venable LLP (contained in Exhibit 5 to the Registration Statement).*

24.1	Power of Attorney (contained in the Signature section of this Registration Statement).*

*	Exhibit filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

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Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person In connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa, State of Florida, on this 31st day of October, 2013.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Mark J. O’Brien
Mark J. O’Brien
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark J. O’Brien, his or her true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. O’Brien Mark J. O’Brien	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 31, 2013

/s/ Charles Cauthen Charles Cauthen	Chief Financial Officer (Principal Financial)	October 31, 2013

/s/ Kimberly Perez Kimberly Perez	Chief Accounting Officer	October 31, 2013

/s/ Steven R. Berrard Steven R. Berrard	Director	October 31, 2013

/s/ Ellyn L. Brown Ellyn L. Brown	Director	October 31, 2013

/s/ Alvaro G. deMolina Alvaro G. de Molina	Director	October 31, 2013

/s/ Denmar J. Dixon Denmar J. Dixon	Director, Vice Chairman and Executive Vice President	October 31, 2013

/s/ William J. Meurer William J. Meurer	Director	October 31, 2013

/s/ James L. Pappas James L. Pappas	Director	October 31, 2013

/s/ Shannon E. Smith Shannon E. Smith	Director	October 31, 2013

/s/ Michael T. Tokarz Michael T. Tokarz	Director	October 31, 2013

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits	Sequentially Numbered Pages

4.1	Articles of Amendment and Restatement of Charter of the Company, effective April 17, 2009 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on April 23, 2009)

4.2	Amended and Restated Bylaws of the Company, effective April 17, 2009 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2009).

4.3	2011 Omnibus Incentive Plan, as amended (incorporated herein by reference to Appendix A to the Registrant’s 2013 Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2013).

5.1	Opinion of Venable LLP, regarding the legality of the securities being registered *

23.1	Consent of Ernst & Young LLP, regarding the financial statements of Walter Investment Management Corp.*

23.2	Consent of Venable LLP (contained in Exhibit 5 to the Registration Statement).*

24.1	Power of Attorney (contained in the Signature section of this Registration Statement).*

*	Exhibit filed herewith.